Exhibit 4.70

Issued	18/12/1985	The Documentary Committee of the Japan Shipping Exchange, Inc. MEMORANDUM OF AGREEMENT Code Name: NIPPONSALE 1993	Copyright.
Amended	13/7/1971		Published by The
Amended	16/3/1977		Japan Shipping
Amended	9/9/1993		Exchange, Inc.

Date	4th July 2008

IT IS THIS DAY MUTALLY AGREED between the Sellers mentioned in (i) below (“the Sellers”) and the Buyers mentioned in (ii) below (“the Buyers”) that the Sellers shall sell and the Buyers shall buy the Vessel named in (iii) below with particulars mentioned in (iv) - (viii) below (“the Vessel”), ~~which has been occupied by the Buyers as a result of their superficial inspection of the Vessel at~~ _____________________ ~~and examination of her Class Records~~, on the following terms and conditions:

	(i)	Sellers: Cosmos World Maritime S.A. of 53rd Street, Urbanizacion Obarrio, Torre ______ Bancosur, 16th Floor, Panama, Republic of Panama __________________________

(ii)

Buyers: Shikoku Friendship Shipping Company, 80 Broad Street, Monrovia, Liberia _____________ (Original Sellers: Venus Sea Marine S.A., 53rd E Street, Urbanizacion Marbella, MMG Tower, 16th Floor, Panama, Republic of Panama)

	(iii)	Vessel’s name: (Hull No.S-1579) See Clause 27_______________________________________________

	(iv)	Flag: Panama_______________________ (v) Class: Nippon Kaiji Kyokai (NK): with Classification Notation - NS* (CSR, BC-A, BC-XII, Grab 20), (ESP) MSN* Installations Characters - CHG, MPP, LSA, RCF, M0

(vi)

Built (year and builder’s name): 2010 and otherwise as provided in Clause 20 hereof at Marugame Headquarter (the “Shipyard”) of Imabari Shipbuilding Co., Ltd. (the “Builder”). Builder may at its discretion construct and deliver the Vessel at one of the Builder’s shipyards in Japan or the shipyards in Japan of the Builder’s affiliated companies in Japan other than the Shipyard.

	(vii)	Estimated Gross register tonnage: abt. 50,900_______ (viii) Estimated ~~Summer~~ dead-weight tonnage at assigned draught abt 95,000 M.T.

See also Clause 16.

1.	PRICE

The Purchase Price of the Vessel shall be United States Dollars Sixty Eight Million Three Hundred Sixty Thousand (US$68,360,000-) as may be adjusted pursuant to Clause 17.4

2.	PAYMENT See Clause 17.

(a)

~~As security for the fulfilment of this Agreement, the Buyers shall pay a deposit of ten (10) per cent of the Purchase Money to a bank nominated by the Sellers within three (3) banking days from the date of this Agreement, in the names of the Sellers and the Buyers, which shall be paid to the Sellers as apart of the Purchase Money in the same manner as the ninety (90) percent of the Purchase Money hereunder. Any interest earned on the deposit shall be for the Buyers’ account and any bank charges on the deposit shall be borne equally by the Sellers and the Buyers.~~

~~(b)~~

~~The Buyers shall remit the balance of the Purchase Money by telegraphic transfer to the said bank immediately after the Notice of Readiness for Delivery is tendered by the Sellers as per clause 7 of this Agreement. This balance shall be paid out to the Sellers together with the said ten (10) per cent deposit against the Protocol of Delivery and Acceptance being duly signed by the representatives of both parties at the time of delivery of the Vessel.~~

3.	DOCUMENTATION See also Clause 28.

~~At the time of delivery of the Vessel, the Sellers shall furnish the Buyers with the following documents:~~

~~(a) the Bill of Sale, duly attested by a Notary Public, specifying that the Vessel is free from all debts, encumbrances and maritime liens,~~

~~(b) a letter from the Sellers undertaking to supply a Deletion Certificate from the ________________________ Registry promptly after the Vessel’s delivery, and~~

~~(c) such other documents as may be mutually agreed.~~

~~Closing and exchange~~ Exchange of documents shall take place at a place nominated by the Sellers and agreed by the Buyers.

4.	DELIVERY PLACE AND TIME See Clause 20.

~~(a)~~

~~The Sellers shall deliver the Vessel to the Buyers at/in ___________________________________ not before ______________________________________, and not later than ____________________________(“the canceling date”).~~

~~(b)~~

~~In the event the Sellers fail to make the Vessel ready for delivery on or before the canceling date, the Buyers shall have the option of maintaining or canceling this Agreement, provided such option shall be declared in writing within forty-eight (48) hours (Saturdays, Sundays and Holidays excepted) from the canceling date. However, any delay not exceeding thirty (30) days caused by force majeure and/or by repairs in order to pass the inspection under clause 6 of this Agreement shall be accepted by the Buyers.~~

~~(c)~~

~~The Sellers shall keep the Buyers informed of the Vessel’s itinerary and give the Buyers thirty (30) / fifteen (15) / seven (7) / three (3) days notice of approximate expected place and date of readiness for delivery.~~

5.	DELIVERY CONDITION See Clause 31.

~~The Sellers shall deliver to the Buyers the Vessel substantially in the same condition as when the Vessel was inspected by the Buyers at the place mentioned in the preamble, fair wear and tear excepted, but free from outstanding recommendations and average damage affecting her present class with all her class, national and international trading certificates clean and valid at the time of delivery.~~

6.	DRYDOCKING

~~For the inspection by the Classification Society mentioned in (v) of the preamble of the Vessel’s bottom and other underwater parts below the summer lead line (“bottom and other underwater parts”), the Seller shall place the Vessel in drydock at the port of delivery or near thereto prior to delivery.~~

~~If the rudder, propeller, bottom or other underwater parts be found broken, damaged or defective so as to affect the Vessel’s clean certificate of class, the same shall be made good at the Sellers’ expense to the Classification Society’s satisfaction so as to retain the Vessel’s class without qualification.~~

~~While the Vessel is in drydock and if required by the Buyers or the Classification Society’s surveyor, the tail-end shaft shall be drawn, and should the same be condemned or found defective so as to affect the Vessel’s clean certificate of class, it shall be renewed or made good at the Sellers’ expense to the Classification satisfaction so as to retain the Vessel’s class without qualification.~~

~~The cost of drawing and replacing the tail end shaft shall be borne by the Buyers unless the Classification Society requires the tail-end shaft to be drawn, made good or renewed.~~

~~The expense of putting the Vessel in and taking her out of drydock and the drydock dues including the fee of the Classification Society’s surveyor shall be paid by the Buyers unless the rudder, propeller, bottom, other underwater parts of tail-end shaft be found broken, damaged or defective as aforesaid, in which even the Sellers shall pay these expenses.~~

~~The Sellers shall pay all costs of transporting the Vessel to the drydock and from the drydock to the place of delivery.~~

7.	NOTICE OF READINESS AND LIQUIDATED DAMAGES

~~When the Vessel has been approved by the Classification Society’s surveyor following the inspection stipulated in the preceding clause, the Vessel shall be deemed ready for delivery and thereupon~~ When the Vessel is in all respects ready for delivery in accordance with the terms and conditions of this Agreement, the Sellers shall tender to the Buyers a notice of readiness for delivery and subject to the other terms of this Agreement, the Vessel shall be delivered from the Sellers to the Buyers upon delivery to the Sellers from the Original Sellers.

The Buyers shall take over the Vessel within three (3) banking days from the day of the receipt of such notice inclusive.

In the event of the Buyers not taking delivery of the Vessel within the period specified above, the Buyers shall pay to the Sellers the sum of US$20,000 _________________________ per day as liquidated damages, but such detention shall not exceed ten (10) days.

8.	Cancellation by FORCE MAJEURE

Should the Vessel become an actual or constructive total loss before delivery ~~or not be able to be delivered through outbreak of war, political reasons, restraint of Governments, Princes or People, or any other cause which either party hereto cannot prevent~~, this Agreement shall be deemed to be null and void, ~~and the deposit shall at once be returned in full to the Buyers,~~ whereupon the provisions of Clause 18 shall apply.

9.	ALLOCATION OF RISK

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to and accepted by the Buyers, and after the delivery and acceptance of the Vessel in accordance with this Agreement ~~the Sellers shall have no responsibility for any possible fault or deficiency of any description~~ Vessel shall be at the Buyers’ risk.

10.	BELONGINGS AND BUNKERS See also Clause 24.

~~The Sellers shall deliver to the Buyers the Vessel with everything belonging to her at the time of the superficial inspection mentioned in the preamble including all spare parts, stores and equipment on board or on shore, used or unused, except such things as are in the normal course of operations used during the period between the superficial inspection and delivery. Forwarding charges, if any, shall be for the Buyers’ account~~. ~~The Buyers shall take over and pay the Sellers for remaining bunkers and unused lubricating oils at least purchased prices evidenced by supporting vouchers. Payments under this clause shall be made on or prior to delivery of the Vessel in the same currency as the Purchase Money.~~

The Sellers shall provide an inventory list for the Buyers at the time of delivery.

11.	EXCLUSIONS FROM THE SALE See also Clauses 24 and 30.

~~The Sellers have the right to take ashore crockery, plate, cutlery, linen and other articles bearing the Sellers’ flag or name, provided they substitute for the same an adequate number of similar unmarked items. Books, cassettes and forms etc., exclusively for use on the Sellers’ vessels, shall be taken ashore before delivery. Personal effects of the Master, Officers and Crow including slop chest, and hired equipment, if any, are excluded from this sale and shall be removed by the Sellers prior to delivery of the Vessel.~~

12.	CHANGE OF NAME ETC.

~~The Buyers undertake to change the name of the Vessel and alter the funnel markings upon delivery of the Vessel~~. See Clause 27 (Name and Markings of the Vessel) however the Buyers’ request in relation to such clause shall not interfere with the Vessel’s construction schedule at the Shipyard.

13.	ENCUMBRANCES ETC. See Clause 25.

~~The Sellers shall delivery to the Buyers the Vessel free from all debts, encumbrances and maritime liens.~~

~~The Sellers hereby underage to indemnify the Buyers against all consequences of claims made against the Vessel in respect of liabilities incurred prior to the time of delivery.~~

14.	DEFAULT AND COMPENSATION

Should the Buyers fail to fulfill this Agreement, the Sellers shall have the right to cancel ~~the~~ this Agreement. In such cancellation event, the parties anticipate that the Sellers shall incur damages. As liquidated damages, and not a penalty, the parties agree that in the event of such cancellation, the Sellers shall be entitled to retain~~, in which case the deposit~~ the first installment. ~~shall be forfeited to the Sellers~~ The second and third installment of the Purchase Price shall at once be returned to the Buyers after deducting any other proven or agreed compensation from the Buyers beyond the first installment. If the deposit first, second and third installment does not cover the Sellers’ loss caused by the Buyers’ non-fulfilment of this Agreement, the Sellers shall be entitled to claim further compensation from the Buyers for any loss and for all expenses. If the Sellers should default in the delivery of the Vessel with everything belonging to her in the manner and within the time herein specified, then the Buyers can elect to terminate this Agreement whereupon the provisions of Clause 18 shall apply ~~the deposit shall at once be returned to the Buyers~~ and in addition the Sellers shall, when such default is due to their or the Builder’s or the Original Sellers’ negligent or intentional acts or omissions, make due compensation for loss caused by their non-fulfilment of this Agreement.

15.	ARBITRATION

This Agreement shall be governed by and construed in accordance with English Law. Any dispute arising out of this Agreement shall be submitted to arbitration held in ~~Tokyo~~ London, England ~~by the Tokyo Maritime Arbitration~~ Commission ~~(“TOMAC”) of The Japan Shipping Exchange, Inc.~~ in accordance with the ~~Rules of TOMAC~~ provisions of the Arbitration Act 1996 and any statutory modification or re-enactment thereof for the time being in force. One arbitrator shall be appointed by each party and upon receipt by one party of the nomination in writing of the other party’s arbitrator, the party shall appoint their arbitrator within fourteen days. If the party fails to appoint their own arbitrator within such fourteen days, the decision of the single arbitrator appointed shall apply. If two arbitrators are properly appointed they shall in turn appoint a third arbitrator and the three arbitrators appointed will be deciding by majority and their decision will be final. In the event that the two arbitrators appointed by the parties fail to agree on the appointment of the third arbitrator, then the President of the London Maritime Arbitrators Association at that time shall be asked by party to appoint the third arbitrator. ~~amendments thereto, and the award given by the arbitrators shall be final and binding on both parties.~~ No term of this Agreement is enforceable under the Contracts (Right of Third Parties) Act 1999 by a person who is not a party to this Agreement.

The additional clauses from 16 to __________________________37_________________ shall be deemed to be fully incorporated in this Agreement.

IN WITNESS WHEREOF the Sellers and the Buyers have signed and executed ~~TWO COPIES~~ Two Originals of this Agreement the day and year first above written.

THE SELLERS		THE BUYERS
Cosmos World Maritime S.A.		Shikoku Friendship Shipping Company

/s/ Yoshihisa Nishimuro		/s/ Loukas Barmparis

By:	Yoshihisa Nishimuro	By:	Loukas Barmparis
Title:	Attorney in fact	Title:	President

This Memorandum of Agreement is a computer generated copy of the “NIPPONSALE 1993” form printed by authority of the Documentary Committee of The Japan Shipping Exchange, Inc., using software which is the copyright of Strategic Software Ltd. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the reprinted text of this document which is not clearly visible, the original approved document shall apply. The Documentary Committee of the Japan Shipping Exchange, Inc. and Strategic Software Ltd. assume no responsibility for any loss or damage caused as a result of discrepancies between the original approved document and this document, damage caused as a result of discrepancies between the original approved document and this document.

Exhibit 4.70

ADDITIONAL CLAUSES TO THE MEMORANDUM OF AGREEMENT DATED JULY 4TH, 2008 BETWEEN COSMOS WORLD MARITIME S.A. AND SHIKOKU FRIENDSHIP SHIPPING COMPANY

16.	Definitions

“Banking days” means the days on which banks are open in Tokyo, Athens, New York City and London.

“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telefax or other modern form of written communication.

“Classification Society” or “Class” means the Society referred to in line 12 of this Agreement.

“Shipbuilding Contract” means the shipbuilding contract dated November 28th, 2006 made between the Builder and the Original Sellers in relation to the construction of the Vessel by the Builder for delivery and sale to the Original Sellers.

“Specifications” means the specifications agreed between the Buyers and the Sellers comprising namely of the following documents:

a)	Specifications (N-080905) of 95,000M.T. D/W Type Bulk Carrier dated May 9, 2008 (Dwg No. C-9000);

b)	General Arrangement (N-080905) of 95,000M.T. D/W Type Bulk Carrier dated May 9, 2008 (Dwg No. C-0200),

c)	Memorandum of Discussion of 95,000M.T.D/W Type Bulk Carrier dated July 4, 2008.

each of documents a), b) and c) signed on the front page by the Buyers, the Sellers, the Builder and the Original Sellers and forming an integral part of this Agreement. For the avoidance of doubt, the term “Contract”, wherever mentioned in the Specifications refers to the Shipbuilding Contract and not this Agreement.

“Dollars” and “$” mean the lawful currency of the United States of America at any relevant time.

17.	Terms of payment

17.1	The Purchase Price shall be paid by the Buyers to the Sellers in four (4) instalments as follows:

17.1.1	First instalment

The sum of Six Million Eight Hundred Twenty Thousand Dollars ($6,820,000) shall be paid in cash within Three (3) Banking days of the later of the date on which (i) this Agreement has been duly executed by the Buyers and the Sellers and (ii) the original of the Refund Bank Guarantee (as defined below) for the full amount of the first instalment has been delivered to the Buyers in accordance with the terms of this Agreement and (iii) an original of the Sellers’ Parent Guarantee (as defined below) has been delivered to the Buyers in accordance with the terms of this Agreement.

17.1.2	Second instalment

The sum of Ten Million Two Hundred Thirty Thousand Dollars ($10,230,000) shall be paid in cash within two (2) Banking days of the later of (i) August 31st, 2009 and (ii) the date the original of the Refund Bank Guarantee (as defined below) for the full amount of the second instalment has been delivered to the Buyers in accordance with the terms of this Agreement.

17.1.3	Third instalment

The sum of Ten Million Two Hundred Thirty Thousand Dollars ($10,230,000) shall be paid in cash within two (2) Banking days of the later of (i) the date of receipt by the Buyers of confirmation signed by the Builder that the launching of the Vessel has been completed and (ii) the date the original of the Refund Bank Guarantee (as defined below) for the full amount of the third instalment has been delivered to the Buyers in accordance with the terms of this Agreement.

17.1.4	Fourth instalment

The sum of Forty One Million Eighty Thousand Dollars ($41,080,000) plus any increase or minus any decrease due to adjustment of the Purchase Price pursuant to Clause 17.4, plus the cost of bunkers payable pursuant to Clause 24 shall be paid upon delivery of the Vessel from the Sellers to the Buyers in accordance with the terms of this Agreement.

The dates on which any of the above instalments is due to be paid under this Agreement shall each be referred to hereinafter as a “Due Date”.

17.2	Method of Payment

17.2.1	First three instalments

On the Due Date of each the first three instalments, the Buyers shall pay the amount of the relevant instalment by telegraphic transfer to a Japanese bank nominated by the Sellers (the “Sellers’ Bank”), for the account of the Sellers.

17.2.2	Fourth instalment

The Buyers shall, at least two (2) Banking days prior to the scheduled delivery date of the Vessel, make a cash deposit in the Sellers’ Bank in the Buyers’ (or their financiers’) name of the relevant amount in accordance with Clause 17.1.4 hereof, such deposit to be released to the Sellers against presentation to the Sellers’ Bank of a copy of the Protocol of Delivery and Acceptance executed between the Sellers and the Buyers under this Agreement and confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

17.3	Notice of Payment before Delivery

With the exception of the first instalment, the Sellers shall advise the Buyers in writing of the due date of each instalment at least seven (7) days prior to the Due Date thereof.

No payment under this Agreement shall be delayed or withheld by the Buyers on account of any dispute or disagreement of whatever nature arising between the parties hereto provided however that:

(a) no instalment shall be paid whilst any Refund Bank Guarantee (as defined below) is no longer effective or requires substitution in accordance with Clause 19 hereof; and

(b) no instalment shall be paid whilst the Sellers’ Parent Guarantee (as defined below) is not in full force in accordance with Clause 19 hereof.

17.4	Adjustment of the Fourth Instalment of the Purchase Price

17.4.1	The Fourth Instalment of the Purchase Price shall be subject to downward adjustments in accordance with the provisions of Clauses 21, 22 and 23 hereof and

17.4.2

In the event that the Builder, Original Sellers, Sellers and the Buyers all agree to any change in the Specifications (which for the avoidance of doubt includes any changes pursuant to Clause 27), then the Purchase Price payable by the Buyers to the Sellers under this Agreement shall be adjusted accordingly.

18.	Refund of Pre-delivery Instalments

The payments made by the Buyers to the Sellers prior to delivery of the Vessel shall constitute advances to the Sellers. If the Vessel is rejected or this Agreement is lawfully cancelled or this Agreement is terminated in accordance with this Agreement by the Buyers, the Sellers shall forthwith refund to the Buyers the full amount of all sums paid by the Buyers to the Sellers in advance of delivery, together with interest thereon at the rate of six per cent (6%) per annum from the day following the date of receipt by the Sellers of the relevant pre-delivery instalment to the date of remittance by telegraphic transfer of such refund, provided however that any refund on account of the Buyers’ default under Clause 14 hereof or due to the force majeure under Clause 8 and Clause 33 of this Agreement shall be made without any interest.

The transfer and other bank charges of such refund shall be for the Sellers’ account.

It is hereby understood by both parties that payment of any interest provided herein is by way of liquidated damages due to the cancellation of this Agreement and not by way of compensation for use of money.

In the event that any withholding or deduction is imposed by any law on any refund made to the Buyers under this Agreement, the Sellers will pay such additional amount to the Buyers as may be necessary in order that the actual amount received by the Buyers after such deduction or withholding shall be equal to the amount that would have been received by the Buyers hereunder if such deduction or withholding were not required.

19.	Guarantees

19.1	Sellers’ Parent Guarantee

As security for (a) the due and punctual refund of all the installments of the Purchase Price and all other sums of money due to the Buyers by the Sellers under this Agreement and (b) the due and punctual performance of all other obligations of the Sellers under this Agreement, the Sellers shall furnish the Buyers upon execution of this Agreement with a performance guarantee (the “Sellers’ Parent Guarantee”) in the form of Exhibit “A” attached hereto duly executed by ITOCHU Corporation of 5-1, Kita Aoyama 2-Chome, Minato-Ku, Tokyo, Japan (the “Sellers’ Guarantor”).

If for whatsoever reason the Sellers’ Parent Guarantee ceases to be in full force and effect, the Buyers shall be entitled to terminate this Agreement whereupon the provisions of Clause 18 hereof shall apply.

All expenses in issuing and maintaining the Sellers’ Parent Guarantee shall be borne by the Sellers.

The Buyers have the right to assign any of their rights under the Sellers’ Parent Guarantee to a bank or financial institution providing the Buyers with finance in relation to the acquisition of the Vessel.

19.2	Refund Bank Guarantee

The Sellers shall, immediately prior to the receipt of each instalment, deliver to the Buyer the original of an irrevocable, unconditional and freely assignable letter of guarantee, in the form annexed hereto as Exhibit “B” (together the “Refund Bank Guarantees” and each a “Refund Bank Guarantee”), issued in each case by a first class Japanese bank acceptable to the Buyers (the “Refund Guarantor”) as security for the refund to the Buyers of the instalments paid by the Buyers to the Sellers before delivery of the Vessel under or pursuant to Clause 17 hereof plus interest as aforesaid.

If for whatsoever reason any of the Refund Bank Guarantees ceases to be in full force and effect or the relevant Refund Guarantor’s financial condition deteriorates to a rating below that of investment grade in accordance with the relevant ratings provided by Standard & Poor’s or Moody’s Investors Service, Inc., the Sellers shall have the obligation to deliver to the Buyers within ten (10) Banking days from the date on which such Refund Bank Guarantee ceased to be in full force and effect or the relevant Refund Guarantor’s financial condition deteriorated, a substitute letter of guarantee issued by a bank or financial institution acceptable to the Buyers and being in a form and substance acceptable to the Buyers. In the event that the Sellers fail to deliver to the Buyers such substitute letter of guarantee as aforesaid, the Buyers shall be entitled to terminate this Agreement whereupon the provisions of Clause 18 hereof shall apply.

The costs for obtaining and maintaining the Refund Guarantee or any substitute guarantee thereof shall be paid by the Sellers on behalf of the Buyers, provided however that the Sellers shall be reimbursed by the Buyers for such cost on delivery at the same time as the payment of the final instalment and provided further that the Buyers’ obligation hereunder shall not exceed an amount equal to three quarters of one per cent (0.75%) per annum of the amount of each pre-delivery instalment actually paid and guaranteed under the relevant Refund Guarantee or substitute thereof.

The Buyers have the right to assign any of their rights under the Refund Bank Guarantee to a bank or financial institution providing the Buyers with finance in relation to the acquisition of the Vessel.

19.3	Buyers’ Parent Guarantee

As security for (a) the due and punctual payments of all the instalments of the Purchase Price and all other sums of money due to the Sellers under this Agreement and (b) due and punctual performance of any and all other obligations of the Buyers whatsoever stipulated in this Agreement, the Buyers shall furnish the Sellers simultaneously with the execution of this Agreement with a performance guarantee (the “Buyers’ Parent Guarantee”) in the form of Exhibit “C” attached hereto, duly executed by Safe Bulkers, Inc. (the “Buyers’ Guarantor”) whereby such Buyer’s Guarantor shall guarantee the performance of the Buyers under this Agreement.

All expenses in issuing and maintaining the Buyers’ Parent Guarantee shall be borne by the Buyers.

20.	Notices of delivery, delivery area and time of delivery

Subject to the terms of this Agreement (including, but without limitation to the generality of the foregoing, any terms allowing the Buyers to cancel or terminate this Agreement), the Vessel shall be delivered charter free, cargo free, safely afloat alongside a safe berth at the Shipyard or at one of the Builder’s shipyards including Builder’s affiliated shipyards from (and including) 1st August 2010 until (and including) 31st October 2010 (31st October 2010 being hereinafter referred to as the “Delivery Date”), except non-Banking days and except that, in the event of delays in the construction of the Vessel or any performance required under this Agreement due to causes which under the terms of this Agreement permit postponement of the date for delivery, the aforementioned date for delivery of the Vessel shall be postponed accordingly.

The Sellers shall keep the Buyers well informed of the estimated time and place of delivery with 30, 15 and 7 days approximate notice of the Vessel’s time and place of delivery.

21.	Adjustment of Purchase Price

As regards the first thirty (30) days (ending as of twelve o’clock midnight of the thirtieth (30th) day of delay) of delay in delivery of the Vessel no adjustment shall be made and the Purchase Price shall remain unchanged.

If the delivery of the Vessel is delayed more than thirty (30) days after the Delivery Date, then, in such event, beginning at twelve o’clock midnight (Japan time) of the thirtieth (30th) day after the Delivery Date, the Purchase Price shall be reduced by deducting therefrom the sum of Twenty

Thousand Dollars ($20,000) for each day of delay thereafter. However, the total reduction in the Purchase Price shall not be more than as would be the case for a delay of one hundred and fifty (150) days, counting from midnight of the thirtieth (30th) day after the Delivery Date at the above specified rate of reduction, that is at a total reduction of Three Million Dollars ($3,000,000.-).

If the delay in delivery of the Vessel should continue for a period of one hundred and fifty (150) days from twelve o’clock midnight (Japan time) of the thirtieth (30th) day after the Delivery Date, then in such event, and after such period has expired, the Buyers may, at any time thereafter, at their option rescind this Agreement whereupon the provision of Clause 18 shall apply. The Sellers may, at any time after the expiration of the aforementioned one hundred and eighty (180) days of delay in delivery, if the Buyers has not served notice of rescission as provided in this Clause hereof, demand in writing that the Buyers shall make an election, in which case the Buyers shall, within fifteen (15) days after such demand is received by the Buyers, notify the Sellers of their intention either to rescind this Agreement or to consent to the acceptance of the Vessel at an agreed future date; it being understood by the parties hereto that, if the Vessel is not delivered by such agreed future date, the Buyers shall have the same right of rescission upon the same terms and conditions as hereinabove provided.

In calculating delay in delivery of the Vessel under this Clause 21 any Permissible Delays (as defined in Clause 33 hereof) shall not be taken into account.

22.	Adjustment of Purchase Price due to insufficient speed or deadweight or excessive fuel or consumption

22.1.1	Insufficient Speed

The Purchase Price shall not be reduced by reason of the trial speed, as determined by the trial run, being not more than three-tenths (3/10ths) of one (1) knot below the guaranteed speed of the Vessel of 16.25 knots at normal output of main engine in the condition as specified in the Specifications (the “Guaranteed Speed”).

However, in the event that the deficiency in trial speed of the Vessel is by more than three-tenths (3/10ths) of one (1) knot below the Guaranteed Speed, the Sellers shall pay to the Buyers as liquidated damages, by means of a corresponding reduction of the Purchase Price, the sum of Sixty Five Thousand Dollars ($65,000.-) for each one-tenth (1/10th) of a knot deficiency over and above the deficiency of three-tenths (3/10ths) of one (1) knot, by which the trial speed of the Vessel falls below the Guaranteed Speed (fractions of one tenth (1/10th) to be pro-rated).

In the event of such deficiency being more than one (1) knot, then the Buyers shall have the option to cancel this Agreement whereupon the provisions of Clause 18 hereof shall apply. However, the maximum reduction in the Purchase Price shall in no event be more than the amount in the case of a deficiency of one (1) knot below the Guaranteed Speed, that is at a total reduction of Four Hundred Fifty Five Thousand Dollars ($455,000.-).

22.1.2	Excessive Fuel Consumption

The Purchase Price shall not he reduced by reason of the fuel oil consumption of the Vessel’s main engine, measured at shop test burning diesel oil in accordance with the Specifications, exceeding the guaranteed fuel oil consumption of the Vessel’s main engine of 168.9 g/kW- h (the “Guaranteed Fuel Oil Consumption”), if such excess is not more than three percent (3%) of the Guaranteed Fuel Oil Consumption.

However, in the event that the excess of fuel consumption of the Vessel’s main engine, as determined by the shop trial, is more than three percent (3%) of the Guaranteed Fuel Oil Consumption, the Sellers shall pay to the Buyers as liquidated damages, by means of a corresponding reduction to the Purchase Price, the sum of Sixty Five Thousand Dollars Dollars ($65,000.-) for each full one (1) percent increase in fuel consumption over and above the three percent (3%) excess referred to above, in the fuel consumption of the Vessel (fractions of one percent (1%) to be pro-rated).

In the event of the excess of the fuel consumption of the Vessel’s main engine is exceeding by ten percent (10%) or more of the Guaranteed Fuel Oil Consumption, then the Buyers shall have the option to cancel this Agreement whereupon the provisions of Clause 18 hereof shall apply. However, the maximum reduction in the Purchase Price shall in no event be more than the amount in the case of an excess of ten percent (10%) over the Guaranteed Fuel Oil Consumption, that is at a total reduction of Four Hundred Fifty Five Thousand Dollars ($455,000.-).

22.1.3	Deadweight below requirements

The Purchase Price shall not be reduced by reason of the actual deadweight of the Vessel, being by not more than 950 metric tons below the guaranteed deadweight of 95,000 metric tons in the condition as specified in the Specifications (the “Guaranteed Deadweight”).

However, in the event that the actual deadweight of the Vessel is below the Guaranteed Deadweight by more than 950 metric tons, the Sellers shall pay to the Buyers as liquidated damages, by means of a corresponding reduction of the Purchase Price, the sum of Seven Hundred Dollars ($700.-) for each metric ton over and above the said 950 metric tons of such deficiency (fractions of one metric ton to be pro-rated).

In the event of the actual deadweight of the Vessel being below the Guaranteed Deadweight by 2,850 metric tons or more, then the Buyers have the option to cancel this Agreement whereupon the provisions of Clause 18 shall apply. However, the maximum reduction in the Purchase Price under this Clause 22.1.3 shall in no event be more than the amount in the case of a deficiency of 2,850 metric tons below the Guaranteed Deadweight, that is at a total reduction of One Million Three Hundred Thirty Thousand Dollars ($1,330,000.-).

22.1.4	Cumulative Effect

The liquidated damages payable under this Clause are cumulative with respect to other liquidated damages payable hereunder. For the avoidance of any doubt, the liquidated damages shall be the only remedy payable by the Sellers to the Buyers for any damages arising as a result of any event for which such liquidated damages are paid.

22.1.5	Investigation

The Sellers shall use their reasonable endeavours to procure that the Builder shall investigate the cause of any insufficiency in speed, deadweight or an excess in fuel consumption as early as possible.

23	Lubricating oils

The lubricating oils necessary for the launching and the sea trials of the Vessel shall be supplied by the Buyers at the Shipyard prior to the time of launching and the sea trials, respectively, and the Sellers shall reimburse to the Buyers upon delivery of the Vessel or, if this Agreement is terminated, on termination, the cost of the lubricating oils consumed during launching or during the sea trials at the original purchase price of the Buyers, PROVIDED ALWAYS HOWEVER that, the Buyers shall have the right, instead of receiving a payment by the Sellers under this Clause, to deduct in lieu of payment an amount equal to the said cost of the lubricant oils from the last instalment of the Purchase Price payable under this Agreement. In measuring the consumed quantity, lubricating oils remaining in the main engine, other machinery and their pipes stern tube and the like, shall be excluded.

The quantity of lubricating oils supplied by the Buyers shall be in accordance with the instructions of the Sellers.

24.	Stores / Provisions / Spare Parts and Bunkers

The Sellers shall deliver the Vessel to the Buyers with everything on board and on shore and on order, if any, including all broached/unbroached stores and provisions, spare parts and spare equipment (the vessel has no spare propeller, no spare tail-end shaft, and no spare anchor) and all radio/communications installations and navigational equipment, in each case at no extra cost for the Buyers. Upon delivery and acceptance of the Vessel all such items, whether on board or ashore and whether existing or on order, shall become the Buyers’ property. Spare parts shall be in accordance with the terms of the Specifications.

The Buyers shall take over and pay extra for all remaining bunkers (IFO and MDO) remaining on board the Vessel at the time of delivery and acceptance at the Sellers’ actual purchase price (which, for the avoidance of doubt, shall include any discounts available to the Sellers) supported by vouchers.

Quantities of remaining bunkers etc. shall be mutually agreed latest by seven (7) days prior to delivery.

25.	No Encumbrances

The Sellers warrant that the Vessel, at the time of delivery and acceptance thereof, shall be free from all charters, maritime liens, encumbrances or any other debts or claims whatsoever.

The Sellers undertake to indemnify the Buyers against all consequences of claims made against the Vessel in respect of liabilities incurred prior to the time of delivery including, but without prejudice to the generality of the foregoing, all liabilities or claims for or on account of the use of any patents, copyrights, trademarks or design rights of any nature or kind or for the infringement thereof including any unpatented invention made or used in the construction of the Vessel or on the Vessel and also for any costs and expenses of litigation, if any, in connection therewith. Nothing contained herein shall be construed as transferring any patent or trademark rights or copyright in equipment covered by this Agreement, and all such rights are hereby expressly reserved to the true and lawful owners thereof.

26.	Visits and familiarization during Trial Run

Subject to the other terms of this Clause 26, the Buyers shall have no right to maintain any supervisors during construction. The Vessel shall be constructed under the supervision by the Original Sellers in accordance with the Specifications.

For the avoidance of doubt, the Buyers have the right to appoint their representative to visit the Builder’s yard twice, one person for five days each, as an observer only after the erection of the first block on the dock, always subject to the attendance of the Sellers. Furthermore, two (2) representatives of the Buyers shall have the right to attend the Vessel’s sea trial run as the observers.

The Sellers shall procure that the Builder, during all working hours (official and/or unofficial) until delivery and acceptance of the Vessel, shall arrange for the observers of the Buyers to have free and ready access to the Vessel, her equipment and accessories during the above agreed period.

The Sellers shall, and shall procure that the Builder shall, promptly provide to the observers of the Buyers, all such information as he or they may reasonably request in connection with the construction of the Vessel.

The Master, the Chief Engineer, the Chief Mate and the Second Engineer of the Buyers (but the Buyers have the option to change ranks of crew) shall be allowed to join the Vessel for the familiarization purpose when the trial run is carried from one (1) day prior to the 1st day of sea trial run until delivery and acceptance of the Vessel. The date/schedule of trial run will be advised by the Sellers to the Buyers in advance and in any event not later than fourteen (14) days prior to the scheduled trial run date.

Any of the Buyers’ crews joining the Vessel for familiarization purpose are always at the Buyers’ risk and expense and always subject to the Builder’s and the Sellers’ directions. Before boarding the Vessel prior to the scheduled delivery date, an indemnity letter in the Sellers’ form shall be signed by the Buyers’ crew to be boarding the Vessel.

The Sellers shall cause the Builder to provide an inventory list, if any, with the Buyers’ representative(s) on board within a reasonable time after their embarkation.

Prior to the delivery and acceptance of the Vessel, the Buyers may send their representative(s) to the Shipyard in preparation for delivery and embarkation of the Buyers crew.

27.	Name and markings of the Vessel

It is hereby agreed that it will be for the Buyers and not for the Sellers to provide the name of the Vessel and the Sellers agree that they will pass the Buyers’ proposed name to the Builder and arrange that the same is imprinted by the Builder on the Vessel’s hull and on the Vessel’s papers. To the extent the Builder requires any additional payment for making such imprints, then such payment shall be for the Buyers’ account.

Subject to the Builder’s consent, the Sellers shall procure that any naming ceremony, as well as any delivery ceremony relating to the Vessel is attended by the Buyers as if it were a ceremony arranged by the Builder for the Buyers’ guests and personnel.

28.	Documentation

28.1.1	Documentation upon execution of this Agreement

Apart from the guarantees provided in Clause 19 of this Agreement, the Sellers and the Buyers shall deliver to each other the following documents upon execution of this Agreement:

(a) Copy of constitutional documents of the Sellers, the Sellers’ Guarantor, the Buyers and the Buyers’ Guarantors, respectively, certified as true and complete by an officer of the relevant party;

(b) Certificate of Incumbency of the directors, officers and the shareholders issued by the Sellers and the Buyers, respectively;

(c)

Minutes of a Meeting of the Board of Directors (or of such other corporate organization) of the Sellers and the Buyers, respectively, unanimously approving, inter alia, the execution of this Agreement and all other documents as may be required hereunder duly notarized and apostilled or, as the case may be, legalised;

(d)

Notarized and apostilled or, as the case may be, legalized Power of Attorney of the Sellers, the Sellers’ Guarantor, the Buyers and the Buyers’ Guarantors respectively issued pursuant to the meeting mentioned in paragraph (c) above;

(e)

An original Certificate of Good Standing of the Sellers, the Sellers’ Guarantor, the Buyers, and the Buyers’ Guarantors respectively showing the relevant party being in good standing under the laws of their respective countries of incorporation.

28.1.2	Documentation upon Delivery of the Vessel

In exchange for the payment of the Purchase Price, the Sellers shall deliver to the Buyers the following documents, which shall accompany the Protocol of Delivery and Acceptance to be executed between the Sellers and the Buyers:

(a)

One original of a legal bill of sale in a form recordable in the country of registration of the Vessel selected by the Buyers, warranting that the Vessel is free from all charters, encumbrances, mortgages, maritime liens or any other debts or claims whatsoever, duly executed by the Sellers in favour of the Buyers and duly notarially attested and apostilled;

	(b)	an original commercial invoice stating the particulars of the Vessel including the full purchase price of the Vessel, marked “fully paid” and signed by the Sellers;

	(c)	an original statement providing for description, quantities and prices of the bunkers remaining on board the Vessel together with any supporting invoices;

(d)

ALL CERTIFICATES required to be furnished upon delivery of the Vessel pursuant to this Agreement and the Specifications, including, but without any limitation to the generality of the foregoing, the Vessel’s class and national / international statutory and trading certificates issued in favour of the Buyers, which shall be clean and valid and unextended at the time of the delivery and acceptance of the Vessel, provided however that, in the case of the classification certificates, if such certificates are available on delivery only in provisional form, then such provisional certificates shall be accepted by the Buyers on the undertaking of the Sellers to furnish the permanent formal certificates as soon as possible after the delivery and acceptance of the Vessel;

	(e)	a certificate issued by the relevant Panamanian authority certifying the Vessel being free from any registered encumbrances;

	(f)	a certificate issued by the relevant Panamanian authority confirming that the Vessel is clear of any taxes or other debts whatsoever;

	(g)	a Permission for Sale issued by the relevant Panamanian authority in relation to the sale of the Vessel to the Buyers;

(h)

DECLARATION OF WARRANTY of the Sellers in favour of the Buyers with a copy of the same of the Builder and the Original Sellers issued in favour of the Sellers attached, to the effect that the Vessel is free and clear of any and all charters, taxes, duties, liens, charges, claims, debts, mortgages and other encumbrances;

	(i)	a Builder’s Certificate duly notarized and apostilled, issued by the Builder in favour of the Sellers;

	(j)	Drawings and Plans pertaining to the Vessel;

	(k)	Protocol of Trials;

	(l)	Protocol of Inventory;

	(m)	Protocol of Stores of a Consumable Nature; and

(n)

such other documents as reasonably requested for the Buyers’ registration of the Vessel or by the Buyers’ financing bank, if any (any cost and expense for arranging issuance of such documents, if any, shall be borne by the Buyers).

At the time of delivery the Buyers and the Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

29.	Right of Assignment and/or Transfer

Neither of the parties hereto shall assign this Agreement to a third party, PROVIDED ALWAYS HOWEVER THAT, the Buyers shall have the right to assign, without the need to obtain the Sellers’ prior consent, any of their rights under this Agreement, the Sellers’ Parent Guarantee and/or the Refund Bank Guarantees to a bank or other financial institution providing the Buyers with finance in relation to the acquisition of the Vessel.

30.	Plans/Drawings/Manuals

The Vessel’s plans, drawings, instruction manuals, operating manuals of main and auxiliary engines and equipment, including electronics and cargo gear shall be delivered on board the Vessel at the time of delivery and acceptance thereof. Sellers’ set of original Drawings and Manuals of the Vessel to be delivered to the Buyers.

Only the final drawings and the plans, instruction manuals and operating manuals of the Vessel shall be provided to the Buyers upon delivery and acceptance of the Vessel.

Other technical documentation, if any, which may be in the Sellers’ possession (i.e. equipment manuals and sea trial records) shall be promptly forwarded to the Buyers at their expense.

31.	Delivery Condition

The Vessel shall be delivered as she is where she is to the Buyers in brand new condition with everything belonging to her at the time of delivery of the Vessel to the Sellers by the Original Sellers and always in compliance and in accordance with this Agreement and the Specifications.

31.1

Furthermore, the Vessel shall be delivered with her class maintained without condition/recommendation, free of average and damage affecting the Vessel’s class and with her classification certificates and national and international certificates, as well as all other certificates the Vessel had at the time of delivery from the Builder, valid and unextended without condition/recommendation by Class or the relevant authorities, provided always that the Buyers shall accept the provisional certificates issued by the Class on delivery.

This business is specific resale contract instead of assignment of the standard shipbuilding contract, but the liquidated damage clauses are stipulated in Clauses 21 and 22 hereof.

32.	Warranty of the Vessel’s quality

32.1	Guarantee

Subject to the provisions hereinafter set forth, the Sellers undertake to remedy or procure that the Builder shall remedy, free of charge to the Buyers, any defects in the Vessel and/or physical damage to the Vessel caused thereby which are due to any defective material or equipment or bad workmanship on the part of the Sellers or the Builder or its subcontractors, provided that any such defects and/or physical damage is discovered within a period of twelve (12) months after the date of delivery and acceptance of the Vessel and a notice in respect thereof is duly given to the Sellers and/or the Builder as hereinafter provided.

For the purpose of this Clause 32, the Vessel shall include her hull, machinery, equipment and gear, but excludes any parts for the Vessel, which have been supplied by or on behalf of the Buyers.

32.2	Notice of Defects

The Buyers shall notify the Sellers in writing of any defects for which claim is made under this guarantee as soon as possible after discovery thereof. The Buyers’ written notice shall describe the nature and extent of the defects. The Sellers shall have no obligation for any defects discovered prior to the expiry date of the said twelve (12) months period, unless notice of such defects is received by the Sellers not later than thirty (30) days after such expiry date.

32.3	Remedy of Defects

The Sellers shall remedy, at their expense, any defects, against which the Vessel is guaranteed under this Clause 32, by arranging for all necessary repairs or replacements to be made by the Builder at the Shipyard.

However, if it is impractical to bring the Vessel to the Shipyard, the Buyers may cause the necessary repairs or replacements to be made elsewhere which is deemed suitable for the purpose, provided that, in such event, the Sellers may forward or supply replacement parts or materials to the Vessel, unless forwarding or supplying thereof to the Vessel would impair or delay the operation or working schedule of the Vessel. In the event that the Buyers propose to cause the necessary repairs or replacements to be made to the Vessel at any shipyard or works other than the Shipyard, the Buyers shall first, but in all events as soon as possible, give the Sellers notice in writing of the time and place such repairs will be made, and if the Vessel is not thereby delayed or her operation or working schedule is not thereby impaired, the Sellers shall have the right to verify by its own representative(s) the nature and extent of the defects complained of. The Sellers and/or the Builder shall, in such case, promptly advise the Buyers by facsimile, after such examination has been completed, of its acceptance or rejection of the defects as ones that are covered by the guarantee herein provided. If the Sellers fail to send a representative or to advise whether they reject the defects then the Sellers shall be deemed that they have accepted the defects as ones that are covered by the guarantee herein provided. Upon the Sellers’ acceptance of the defects as justifying remedy under this Clause 32, or upon award of the arbitration so determining, the Sellers shall immediately pay to the Buyers for such repairs or replacements a sum equal to the cost of making the same repairs or replacements in the Shipyard.

In any case, the Vessel shall be taken at the Buyers’ cost and responsibility to the place elected, ready in all respects for such repairs or replacements.

Any dispute under this Clause 32 shall be referred to arbitration in accordance with the provisions of Clause 15 hereof.

32.4	Extent of the Sellers’ Responsibility

The Sellers shall have no responsibility or liability for any other defects whatsoever in the Vessel than the defects specified in Clause 32.1. Nor the Sellers shall in any circumstances be responsible or liable for any consequential or special losses, damages or expenses including, but not limited to, loss of time, loss of profit or earning or demurrage directly or indirectly occasioned to the Buyers by reason of the defects specified in Clause 32.1 or due to repairs or other works done to the Vessel to remedy such defects.

The Sellers shall not be responsible for any defects in any part of the Vessel which may subsequent to delivery of the Vessel have been replaced or in any way repaired by any other contractor other than pursuant to Clause 32.3 or for any defects which have been caused or aggravated by omission or improper use and maintenance of the Vessel on the part of the Buyers, their servants or agents or by ordinary wear and tear or by any other circumstances whatsoever beyond the control of the Sellers (but for the avoidance of doubt the foregoing does not relieve the Sellers from the obligation specifically set forth in Clause 32.1).

The guarantee contained in this Clause 32 replaces and excludes any other liability, guarantee, warranty and/or condition imposed or implied by the law, customary, statutory or otherwise, by reason of the construction and sale of the Vessel by the Sellers for and to the Buyers.

The Buyers shall be entitled on or after delivery and acceptance of the Vessel under this Agreement to assign their rights under Clause 32 hereof to the financier of the Vessel by way of security required by such financier subject to the Sellers’ approval, which shall not be unreasonably withheld.

33.	Delays and Extension of Time for Delivery Date (Force Majeure)

33.1.	Causes of Delay

If, at any time before the actual delivery of the Vessel, either the construction of the Vessel or any performance required as a prerequisite of delivery of the Vessel is delayed due to Acts of God; acts of princes or rulers; requirements of government authorities; war or other hostilities or preparation therefor; blockade; revolution, insurrections, mobilization, civil war, civil commotion or riots; vandalism; sabotages, strikes, lockouts or other labour disturbances; labour shortage; plague or other epidemics; quarantines; flood, typhoons, hurricanes, storms or other weather conditions not included in normal planning; earthquakes; tidal waves; fires, explosions, collisions or stranding; embargoes; delays or failure in transportation; shortage of substitute materials, machinery or equipment import restrictions; inability to obtain delivery or delays in delivery of materials, machinery or equipment, provided that at the time of ordering the same could reasonably be expected by the Sellers to be delivered in time; prolonged failure, shortage or restriction of electric current, oil or gas; defects in materials, machinery or equipment which could not have been detected by the Sellers using reasonable care; casting or forging rejects or the like not due to negligence; delays caused by the Classification Society or other bodies whose documents are required; destruction of or damage to the Shipyard or works of the Builder, its subcontractors or suppliers, or of or to the Vessel or any part thereof, by any cause herein described; delays in the Builder’s other commitments resulting from any causes herein described which in turn delay the construction of the Vessel or the Builder’s performance under this Agreement; other similar causes or accidents beyond control of the Sellers or the Builder, its subcontractors or suppliers of the nature whether or not indicated by the foregoing words; all the foregoing irrespective of whether or not these events could be foreseen at the day of signing this Agreement; then and in any such case, the Delivery Date shall be postponed for a period of time which shall not exceed total accumulated time of all such delays.

33.2	Notice of Delay

Within ten (10) days after the date of occurrence of any cause of delay, on account of which the Sellers claim that they are entitled under this Agreement to a postponement of the Delivery Date, the Sellers shall notify the Buyers in writing of the date such cause of delay occurred. Likewise, within ten (10) days after the date of ending of such cause of delay, the Sellers shall notify the Buyers in writing of the date such cause of delay ended. The Sellers shall also notify the Buyers of the period, by which the Delivery Date is postponed by reason of such cause of delay, with all reasonable dispatch after it has been determined. Failure by the Sellers to give either of the above-mentioned notices shall be deemed to be a waiver by the Sellers of their right to request a postponement of the Delivery Date for any such occurrence. Failure of the Buyers to object to the Sellers’ claim for postponement of the Delivery Date within ten (10) days after receipt by the Buyers of such notice of claim shall be deemed to be a waiver by the Buyers of its right to object such postponement of the Delivery Date.

33.3	Definition of Permissible Delay

Delays on account of such causes as specified in Clause 33.1 and any other delays of a nature which under the terms of this Agreement permits postponement of the Delivery Date shall be understood to be permissible delays and are to be distinguished from unauthorized delays on account which the Purchase Price is subject to adjustment as provided for in Clause 21 hereof.

33.4	Right to Rescind for Excessive Delay

If the total accumulated time of all Permissible Delays (as defined in Clause 33.3 hereof) amounts to Ninety (90) days or more, then, in such case, the Buyers may cancel this Agreement whereupon the provisions of Clause 18 hereof shall apply. The Sellers may, at any time after the accumulated time of the aforementioned delays justifying rescission by the Buyers, propose a new delivery date and demand in writing that the Buyers make an election, in which case the Buyers shall, within twenty (20) days after such demand is received by the Buyers, notify the Sellers either of their intention to cancel this Agreement or of their agreement to the postponement of the Delivery Date to the proposed future date; it being understood and agreed by the parties hereto that, if any further delay occurs on account of causes justifying rescission as specified in this Clause, the Buyers shall have the same right of cancellation upon the same terms as provided in this Clause 33.4.

34.	Taxes

Any costs, taxes, fees, expenses (including stamp duties) incurred in or levied in connection with the registration of the Vessel under the Buyers’ flag shall he for the Buyers’ account.

Any other costs, taxes, fees, expenses (including stamp duties) incurred in or levied in Japan in connection with execution and/or performance of this Agreement excluding any taxes and duties imposed in Japan upon the Buyers’ supplies if any, shall be for the Sellers’ account.

The Buyers shall bear and pay all taxes and duties imposed outside of Japan in connection with execution and/or performance of this Agreement except for taxes and duties imposed upon those items and services to be procured by the Builder or the Sellers for construction of the Vessel.

35.	Construction Permit

The Sellers shall procure that the Builder shall obtain the Construction Permit for the Vessel from the Japanese Government prior to keel-laying of the Vessel (i.e. the first structural assembly of the Vessel has been placed in the building dock or on the building berth). In the event of the Builder’s failure to obtain the Construction Permit, this Agreement shall become null and void, whereupon the provisions of Clause 18 shall apply.

36.	Notices

Any and all notices and communication in connection with this Agreement shall be in English in writing and shall be sent at:

	(a)	if to the Sellers at

c/o ITOCHU Corporation
5-1, Kita Aoyama 2-Chome, Minato-Ku,
Tokyo, Japan

		Attention	: Marine Group No. 1, Marine Department
		Telephone	: +81-3-3497-2963
		Telefax	: +81-3-3497-7111
		E-mail	: tokbr@itochu.co.jp

or to such other address as the Sellers may notify to the Buyers,

	(b)	if to the Buyers at:

c/o Safe Bulkers, Inc.
32 Avenue Karamanli, PO Box 70837
16605 Voula, Athens, Greece

		Attention	: Mr. Loukas Barmparis
		Telephone	: +30 210 895 7070
		Telefax	: +30 210 895 6900
		Email	: safety@otenet.gr

or to such other address as the Buyers may notify to the Sellers.

37.	Confidentiality

The existence of this Agreement as well as the terms hereof should remain strictly private and confidential, subject to any disclosure or other requirements imposed on the Buyers’ Guarantor by the U.S. Securities and Exchange Commission (“SEC”) or the rules of the New York Stock Exchange or any other applicable securities exchange, and subject further to the following paragraph of this Clause 37. The restriction imposed by this Clause 37 shall not apply in relation to a party to the extent (a) such party is required by law to disclose this Agreement and/or the circumstances surrounding it or (b) the relevant information has been disclosed to the public other than by a person who would had been subject to the confidentiality obligations imposed by this Clause 37 or (c) a party is required to disclose this Agreement and/or the terms thereof to its financiers, legal advisers, and auditors.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed on this July 4th, 2008.

Signed for and on behalf of
Shikoku Friendship Shipping Company By: Loukas Barmparis
its duly authorized attorney-in-fact
Pursuant to a Power of Attorney dated

Signed for and on behalf of
Cosmos World Maritime S.A.
By: Yoshihisa NISHIMURO
its duly authorized attorney-in-fact
Pursuant to a Power of Attorney dated July 4th, 2008

“EXHIBIT A”

[TO BE TYPED AND PRINTED ON THE LETTERHEAD OF ITOCHU CORPORATION]

Performance Guarantee

July 4th, 2008

To:	Shikoku Friendship Shipping Company (the “Beneficiary”)

1

In consideration of (i) the Beneficiary, which expression includes its successors in title and permitted assignees, agreeing to purchase Hull No. S-1579 (the “Ship”), to be constructed by Imabari Shipbuilding Co. Ltd. (the “Builder”), from Cosmos World Maritime S.A. of 53rd Street, Urbanizacion Obarrio, Torre Bancosur 16th Floor, Panama City, Republic of Panama (the “Seller”, which expression includes its successors in title and permitted assignees) pursuant to a “Nipponsale 1993 Form” memorandum of agreement dated as of July 4th, 2008 made between the Beneficiary and the Seller (the “Contract”) and (ii) US$1 and other good and valuable consideration (the receipt and adequacy of which is hereby acknowledged) we, Itochu Corporation of 2-5-1, Kita Aoyama, Minato-ku, Tokyo, Japan 1078077 (the “Guarantor”), irrevocably and unconditionally guarantee the due and punctual payment of all sums payable by the Seller to the Beneficiary under or pursuant to the Contract (including, without limitation, all interest, fees, costs, charges and expenses) together with interest to the date of payment (as well after as before judgment) at such rates and upon such terms as may from time to time be expressed to be payable by the Seller under the Contract and any damages (whether liquidated or otherwise for breach of the Contract) on a full and unqualified indemnity basis and undertake that if for any reason the Seller shall fail to pay any sums due under or pursuant to the Contract on the due date of payment thereunder the Guarantor shall, on demand by the Beneficiary, unconditionally pay such sum to the Beneficiary.

2

As a separate and independent stipulation, the Guarantor irrevocably and unconditionally agrees that if any purported obligation or liability of the Seller which would have been the subject of this Guarantee had it been valid and enforceable is not or ceases to be valid or enforceable against the Seller on any ground whatsoever whether or not known to the Beneficiary (including, without limitation, any irregular exercise or absence of any corporate power or lack of authority of, or

1

breach of duty by, any person purporting to act on behalf of the Seller or any legal or other limitation, whether under the Limitation Acts or otherwise or any disability or incapacity or any change in the constitution of the Seller) the Guarantor shall nevertheless be liable to the Beneficiary in respect of that purported obligation or liability as if the same were fully valid and enforceable and the Guarantor were the principal debtor in respect thereof. The Guarantor hereby agrees to keep the Beneficiary fully indemnified on demand against all damages, losses, costs and expenses arising from any failure of the Seller to perform or discharge any such purported obligation or liability under the Contract or from any invalidity or unenforceability of any of the same against the Seller.

3

The Guarantor’s liability under this Guarantee shall not be discharged in whole or in part or otherwise be affected in any way by reason of (a) the Beneficiary giving the Seller time or any other concession or taking, holding, varying, realising or not enforcing any other security for the liabilities of the Seller under the Contract, (b) any legal limitation or incapacity relating to the Seller, (c) the invalidity or unenforceability of the obligations of the Seller under the Contract or (d) any other act or omission of the Beneficiary or any other circumstances which but for this provision would discharge the Guarantor and any moneys expressed to be payable by the Seller under the terms of the Contract which may not be recoverable from the Seller for any such reason shall be recoverable by the Beneficiary from the Guarantor as principal debtor.

4

This Guarantee shall expire upon delivery and acceptance by the Beneficiary of the Ship under the Contract or otherwise in circumstances where all obligations of the Seller shall have been irrevocably and unconditionally discharged in full.

5	The Beneficiary may enforce this Guarantee without first making demand on, or taking any proceeding against, the Seller.

6

All payments by the Guarantor hereunder shall be made without set-off or counterclaim and, subject to paragraph 7 hereof, free and clear of any deductions or withholdings in United States Dollars in same day funds (or such other funds as may then be customary for the settlement of international bank transactions in the relevant currency) not later than 10am (local time in the

2

place of payment) on the due date to the account of the Beneficiary notified to the Guarantor by the Beneficiary.

7

If at any time the Guarantor is required to make any deduction or withholding in respect of any taxes (which for the purpose of this Guarantee includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof) from any payment due under this Guarantee, the sum due from the Guarantor in respect of such payment shall be increased to the extent necessary to ensure that, after the malting of such deduction or withholding, the Beneficiary receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Guarantor shall indemnify the Beneficiary against any losses or costs incurred by it by reason of any failure of the Guarantor to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Guarantor shall promptly deliver to the Beneficiary any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

8

If any sum due from the Guarantor under this Guarantee or any order or judgment given or made in relation hereto has to be converted from the currency (the “first currency”) in which the same is payable under this Guarantee or under such order or judgment into another currency (the “second currency”) for the purpose of (i) making or filing a claim or proof against the Guarantor, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order to judgment given or made in relation to this Guarantee, the Guarantor shall indemnify and hold harmless the Beneficiary from and against any loss suffered as a result of any difference between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Beneficiary may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Guarantor under this clause 8 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this

3

Guarantee and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

9	The Guarantor represents and warrants to the Beneficiary that:

(a)

the Guarantor is duly incorporated and validly existing in good standing under the laws of Japan as a limited liability corporation and has power to carry on its business as it is now being conducted and to own its property and other assets;

(b)

the Guarantor has power to execute, deliver and perform its obligations under this Guarantee, and all necessary corporate and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the power of the Guarantor to give guarantees will be exceeded as a result of this Guarantee;

	(c)	this Guarantee constitutes valid, legal and enforceable binding obligations of the Guarantor;

(d)

the execution and delivery of, the performance of its obligations under and compliance with the provisions of this Guarantee by the Guarantor will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Guarantor is subject, or (ii) contravene or conflict with any provision of the Guarantor’s Articles of Incorporation, By-Laws or other constitutional documents;

(e)

it is not necessary to ensure that legality, validity, enforceability or admissibility in evidence of this Guarantee that it or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in Japan or that any stamp, registration or similar tax or charge be paid in Japan on or in relation to this Guarantee and this Guarantee is in proper form for its enforcement in the courts of Japan;

	(f)	the choice by the Guarantor of English law to govern this Guarantee is valid and binding; and

(g)

neither the Guarantor nor any of its assets are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement).

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10

No failure or delay on the part of the Beneficiary to exercise any right, power or remedy under this Guarantee shall operate as a waiver thereof; nor shall any single or partial exercise by the Beneficiary, of any right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided in this Guarantee are cumulative and are not exclusive of any remedies provided by law.

11

The Guarantor may not assign any of its rights or obligations hereunder. The Beneficiary may assign this Guarantee only to a financial institution providing financing to the Beneficiary in connection with the Contract. The Guarantor hereby agrees that it will promptly execute an acknowledgement in favour of the relevant permitted assignee or, as the case may be, assignees of any notice of assignment delivered to it relating to any such assignment.

12

Every claim or notice under this Guarantee shall be in writing and may be given or made by post or fax to the Guarantor or the Beneficiary at their respective addresses given above or to another address notified by the Guarantor or the Beneficiary (or its permitted assignee) to the other under this Guarantee. Every notice shall be deemed to have been received, in the case of a fax at the time of despatch (provided that if the date of despatch is not a working day in the country of the addressee, it shall be deemed received on the next working day), and in the case of a letter, when delivered.

13	(a) This Guarantee shall be governed by and construed in accordance with English law.

(b)          The Guarantor agrees, for the benefit of the Beneficiary, that any legal action or proceedings arising out of or in connection with this Guarantee may be brought in English courts. The Guarantor irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Itochu Corporation plc at present of 76 Shoe Lane, London, UK, EC4A 3PJ, to receive for it and on its behalf, service or process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Beneficiary to take proceedings against the Guarantor in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

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Other than with respect to the Beneficiary, no term of this Guarantee shall be enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Guarantee.

Yours faithfully

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EXECUTED as a DEED
by
for and on behalf of
ITOCHU CORPORATION

in the presence of

Witness
Name:
Address:
Occupation

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EXHIBIT “B”

REFUND GUARANTEE

SHIKOKU FRIENDSHIP SHIPPING COMPANY

Gentlemen:

We hereby open our irrevocable Letter of Guarantee number [•] in favour of Shikoku Friendship Shipping Company at present of 80 Broad Street, Monrovia, Liberia (hereinafter called the “Buyers”) on the request of Cosmos World Maritime S.A. (hereinafter called the “Sellers”) as follows in connection with a memorandum of agreement dated July 4th, 2008 (hereinafter called the “MOA”) made by and between the Buyers and the Sellers for the sale and purchase of one (1) unit of 95,000 DWT Type Bulk Carrier having Hull No. S-1579 of Imabari Shipbuilding Co., Ltd. (hereinafter called the “Vessel”).

If in connection with the terms of the MOA the Buyers shall become entitled to a refund of the [•] instalment paid to the Sellers prior to the delivery of the Vessel (not exceeding US$[•] (say United States Dollars [•] only), we hereby irrevocably guarantee, as primary obligor and not merely as surety, the repayment of the same to the Buyers within fifteen (15) days after demand by the Buyers together with interest thereon at the rate of six percent (6%) per annum or, in relation to a period of time during which a force majeure event operated, without any interest for the duration of Permissible Delays referred to in Clause 33.3 of the MOA, from the date following the date of receipt by the Sellers of the said instalment to the date of remittance by telegraphic transfer of such refund.

Payments will be made by us against Buyers’ written demand and signed statement certifying that the Buyers have made a demand for refund in conformity with Clause 18 of the MOA and that the Sellers have failed to make such refund within the period provided therein.

This Letter of Guarantee is assignable by the Buyers to any third party.

This Letter of Guarantee is valid from the date of this Letter of Guarantee until the earlier of (i) receipt by the Buyers of the sum guaranteed hereby or (ii) acceptance by the Buyers of the delivery of the Vessel in accordance with the terms of the MOA.

This Letter of Guarantee shall be governed by and construed in accordance with the laws of England and the undersigned hereby submits to the exclusive jurisdiction of the High Court of Justice of England and Wales in relation to any dispute or difference arising hereunder or connected herewith and irrevocably designates, appoints and empowers [UK branch of Refund Guarantor] at present of [•1, England to receive for it and on its behalf, services of process issued out of the English courts in any such legal action or proceedings.

All demands, statements or notices in connection with this Letter of Guarantee shall be validly given if sent to us in writing to our office at [country and town of office] as follows:

[                    ]

Fax:

In the event that any withholding or deduction is imposed by any law, the undersigned will pay such additional amount as may be necessary in order that the actual amount received

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“EXHIBIT C”

[TO BE TYPED AND PRINTED ON THE LETTERHEAD OF RELEVANT GUARANTOR]

Performance Guarantee

July 4th, 2008

To:	Cosmos World Maritime S.A.
53rd Street, Urbanizacion Obarrio,
Torre Bancosur 16th Floor.
Panama City, Republic of Panama (the “Beneficiary”)

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In consideration of (i) Shikoku Friendship Shipping Company (the “Buyer”, which expression includes its successors in title and permitted assignees), agreeing to purchase Hull No. S-1579 (the “Ship”), to be constructed by Imabari Shipbuilding Co., Ltd. (the “Builder”), from the Beneficiary (which expression includes its successors in title and permitted assignees) pursuant to a “Nipponsale 1993 Form” memorandum of agreement dated as of July 4th, 2008 made between the Beneficiary and the Buyer (the “Contract”) and (ii) US$1 and other good and valuable consideration (the receipt and adequacy of which is hereby acknowledged) we, Safe Bulkers, Inc. (the “Guarantor”), irrevocably and unconditionally guarantee the due and punctual payment of all sums payable by the Buyer to the Beneficiary under or pursuant to the Contract (including, without limitation, all interest, fees, costs, charges and expenses) and any damages for breach of the Contract on a full and unqualified indemnity basis and undertake that if for any reason the Buyer shall fail to pay any sums due under or pursuant to the Contract on the due date of payment thereunder the Guarantor shall, on demand by the Beneficiary, unconditionally pay such sum to the Beneficiary.

2

As a separate and independent stipulation, the Guarantor irrevocably and unconditionally agrees that if any purported obligation or liability of the Buyer which would have been the subject of this Guarantee had it been valid and enforceable is not or ceases to be valid or enforceable against the Buyer on any ground whatsoever whether or not known to the Beneficiary (including, without limitation, any irregular exercise or absence of any corporate power or lack of authority of, or breach of duty by, any person purporting to act on behalf of the Buyer or any legal or other limitation, whether under the Limitation Acts or otherwise or any disability or incapacity or any change in the constitution of the Buyer) the Guarantor shall nevertheless be liable to the

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Beneficiary in respect of that purported obligation or liability as if the same were fully valid and enforceable and the Guarantor were the principal debtor in respect thereof. The Guarantor hereby agrees to keep the Beneficiary fully indemnified on demand against all damages, losses, costs and expenses arising from any failure of the Buyer to perform or discharge any such purported obligation or liability under the Contract or from any invalidity or unenforceability of any of the same against the Buyer.

3

The Guarantor’s liability under this Guarantee shall not be discharged in whole or in part or otherwise be affected in any way by reason of (a) the Beneficiary giving the Buyer time or any other concession or taking, holding, varying, realising or not enforcing any other security for the liabilities of the Buyer under the Contract, (b) any legal limitation or incapacity relating to the Buyer, (c) the invalidity or unenforceability of the obligations of the Buyer under the Contract or (d) any other act or omission of the Beneficiary or any other circumstances which but for this provision would discharge the Guarantor; and any moneys expressed to be payable by the Buyer under the terms of the Contract which may not be recoverable from the Buyer for any such reason shall be recoverable by the Beneficiary from the Guarantor as principal debtor.

4

This Guarantee shall expire upon delivery and acceptance by the Buyer of the Ship under the Contract or otherwise in circumstances where all obligations of the Buyer shall have been irrevocably and unconditionally discharged in full.

5	The Beneficiary may enforce this Guarantee without first making demand on, or taking any proceeding against, the Buyer.

6

All payments by the Guarantor hereunder shall be made without set-off or counterclaim and, subject to paragraph 7 hereof, free and clear of any deductions or withholdings in United States Dollars in same day funds (or such other funds as may then be customary for the settlement of international bank transactions in the relevant currency) not later than 10am (local time in the place of payment) on the due date to the account of the Beneficiary notified to the Guarantor by the Beneficiary.

7	If at any time the Guarantor is required to make any deduction or withholding in respect of any taxes (which for the purpose of this Guarantee includes all present and future taxes, levies,

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imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof) from any payment due under this Guarantee, the sum due from the Guarantor in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Beneficiary receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Guarantor shall indemnify the Beneficiary against any losses or costs incurred by it by reason of any failure of the Guarantor to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Guarantor shall promptly deliver to the Beneficiary any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

8

If any sum due from the Guarantor under this Guarantee or any order or judgment given or made in relation hereto has to be converted from the currency (the “first currency”) in which the same is payable under this Guarantee or under such order or judgment into another currency (the “second currency”) for the purpose of (i) making or filing a claim or proof against the Guarantor, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order to judgment given or made in relation to this Guarantee, the Guarantor shall indemnify and hold harmless the Beneficiary from and against any loss suffered as a result of any difference between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Beneficiary may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Guarantor under this clause 8 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Guarantee and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

9.	The Guarantor represents and warrants to the Beneficiary that:

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(a)

the Guarantor is duly organized and validly existing in good standing under the laws of the Republic of the Marshall Islands as a corporation and has power to carry on its business as it is now being conducted and to own its property and other assets;

(b)

the Guarantor has power to execute, deliver and perform its obligations under this Guarantee, and all necessary corporate and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the power of the Guarantor to give guarantees will be exceeded as a result of this Guarantee;

	(c)	this Guarantee constitutes valid, legal and enforceable binding obligations of the Guarantor;

(d)

the execution and delivery et the performance of its obligations under and compliance with the provisions of this Guarantee by the Guarantor will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Guarantor is subject, or (ii) contravene or conflict with any provision of the Guarantor’s Amended and Restated Articles of Incorporation and Bylaws or other constitutional documents;

(e)

it is not necessary to ensure that legality, validity, enforceability or admissibility in evidence of this Guarantee that it or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in the Republic of the Marshall Islands or that any stamp, registration or similar tax or charge be paid in the Republic of the Marshall Islands on or in relation to this Guarantee and this Guarantee is in proper form for its enforcement in the courts of the Republic of the Marshall Islands;

	(f)	the choice by the Guarantor of English law to govern this Guarantee is valid and binding; and

(g)

neither the Guarantor nor any of its assets are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement).

10	No failure or delay on the part of the Beneficiary to exercise any right, power or remedy under this Guarantee shall operate as a waiver thereof, nor shall any single or partial exercise by the

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Beneficiary, of any right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided in this Guarantee are cumulative and are not exclusive of any remedies provided by law.

11

The Guarantor may not assign any of its rights or obligations hereunder. The Beneficiary may assign this Guarantee only after receiving the Guarantor’s prior written consent. The Guarantor hereby agrees that it will promptly execute an acknowledgement in favour of the relevant permitted assignee or, as the case may be, assignees of any notice of assignment delivered to it relating to any such assignment.

12

Every claim or notice under this Guarantee shall be in writing and may be given or made by post or fax to the Guarantor or the Beneficiary at their respective addresses given above or to another address notified by the Guarantor or the Beneficiary (or its permitted assignee) to the other under this Guarantee. Every notice shall be deemed to have been received, in the case of a fax at the time of despatch (provided that if the date of despatch is not a working day in the country of the addressee, it shall be deemed received on the next working day), and in the case of a letter, when delivered.

13	(a) This Guarantee shall be governed by and construed in accordance with English law.

(b)           The Guarantor agrees, for the benefit of the Beneficiary, that any legal action or proceedings arising out of or in connection with this Guarantee may be brought in English courts. The Guarantor irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Norose Notices Limited at present of Kempson House, Camomile Street, London EC3A 7AN, England (provided any correspondence to such process agent is marked to the attention of the Director of Administration with reference AT01151) to receive for it and on its behalf, service or process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Beneficiary to take proceedings against the Guarantor in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

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14

Other than with respect to the Beneficiary, no term of this Guarantee shall be enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Guarantee.

Yours faithfully

EXECUTED as a DEED
by
for and on behalf of
[ ]
in the presence of:

Witness
Name:
Address:
Occupation

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